NEWS RELEASE

PICO HOLDINGS NAMES RAYMOND V. MARINO II CHAIRMAN OF THE BOARD OF DIRECTORS

LA JOLLA, Calif., March 23, 2016 - PICO Holdings, Inc. (NasdaqGS: PICO) today announced that its Board of Directors has appointed Raymond V. Marino II, who joined the PICO Board last month after being recommended by an institutional shareholder, to serve as the non-executive Chairman of PICO’s Board of Directors.

“Ray is extremely well suited to serve as the Board’s Chairman and I and the rest of the PICO Board look forward to working with Ray in his new role,” said John R. Hart, PICO’s Chief Executive Officer. “His extensive experience in real estate, investment management, executive-level management, risk oversight, strategic planning, financial reporting and corporate governance as well as public company board experience clearly provides him with the leadership, governance and other relevant experience needed to lead the PICO Board as it oversees PICO’s execution of its business plan that contemplates, as assets are monetized, PICO would return capital back to shareholders through stock repurchases or through other means such as special dividends.”

“I am pleased and honored to have the opportunity to serve as Chairman of the PICO Board of Directors at such a pivotal time for PICO,” said Mr. Marino. “I look forward to serving PICO in this important leadership and corporate governance role as PICO executes on its plans to return capital to shareholders. Additionally, as we transition the leadership of the Board, I would like to thank my fellow directors for their support, and recognize Carlos Campbell for the commitment, dedication and leadership he provided PICO over the past few months as lead independent director.”

About Raymond V. Marino II

Since 2013, Mr. Marino has been in the investment advisory business where he is involved in researching, evaluating and negotiating a variety of investments for his personal portfolio and third party investors involving real estate and non-real estate investments, and has completed buy-side and sell-side real estate advisory assignments for third parties in excess of $130 million. From 2001 to 2013, Mr. Marino was the President and Chief Operating Officer, as well as a member of the board of directors, of Mission West Properties, Inc., a publicly traded real estate investment trust involved in the development, investment and management of an office and industrial portfolio that exceeded 9 million square feet. From November 1996 to August 2000, he was President, Chief Executive Officer and a member of the board of directors of Pacific Gateway Properties, Inc., a publicly traded real estate investment trust which owned and managed a diversified portfolio of assets. Mr. Marino is a Certified Public Accountant in the State of California (inactive), a graduate of Golden Gate University, where he obtained an M.S. degree, and of Santa Clara University, where he obtained a B.S. degree.

About PICO Holdings

PICO Holdings, Inc. is a diversified holding company that seeks to maximize long-term shareholder value. As previously announced, PICO’s current business plan contemplates that, as assets are monetized, rather than reinvest the proceeds, PICO intends to return capital to shareholders through a stock repurchase program or by other means such as special dividends. For more information, please visit www.picoholdings.com.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release that are not historical, including statements regarding our business plan and our current intention to return capital to shareholders through a stock repurchase program or by other means such as special dividends, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.

A number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; the impact of international events; and the costs of responding to the actions of activist investors and the disruption caused to PICO’s business activities by these actions.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Contacts

Sard Verbinnen & Co.
Paul Verbinnen (PVerbinnen@sardverb.com)
Mark Harnett (MHarnett@sardverb.com)
212-687-8080

OR

Financial Profiles, Inc.
Paige Hart (PICO@finprofiles.com)
310-622-8244

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